HSW International and NetEase Enter Content Distribution Relationship in China

Expands Audience and Brand Reach for HSWI's BoWenWang Website;
BoWenWang Exceeds 20 Million Page Views

ATLANTA, July 14, 2010 –  HSW International, Inc. (NASDAQ: HSWI), a US-based developer and operator of Internet businesses focused on providing locally relevant, high quality information, today announced a content distribution and branding relationship for its BoWenWang website with NetEase (NASDAQ: NTES), one of China's largest web portals with over 500 million page views per day.  BoWenWang, at http://bowenwang.com.cn, is a leading online source for knowledge and high quality information in China.  NetEase will feature BoWenWang's high-quality, credible articles on a BoWenWang branded section of NetEase's portal, allowing NetEase users convenient access to vast amounts of professional, high quality information.  NetEase will also provide promotional links as part of the relationship, directing users to BoWenWang for additional related content.

In addition to creating original content for Chinese Internet users from its Beijing headquarters, BoWenWang is the exclusive online source in China for localized content from Discovery Communications' HowStuffWorks.com and thousands of original articles created for BoWenWang by World Book, Inc., publishers of the world’s best selling encyclopedia.  BoWenWang hosts in excess of 20,000 localized articles in Chinese and its traffic exceeded 20 million page views in June 2010.

“Our new relationship with NetEase will expose the millions of Chinese that visit NetEase to BoWenWang's high quality, credible information,” said Charlie Flint, General Manager, BoWenWang.  “We have outstanding editorial capabilities in China, and combined with our relationships with some of the world's leading information and reference companies, are able to offer an unmatched wealth of knowledge to Chinese web users.”

BoWenWang's 20 million page views in June 2010 came from over 1.7 million unique users in the month.  The website has achieved quarter-over-quarter page view growth in excess of 50% for each of the last six quarters.

“China represents the world's largest Internet market, and HSW International is on track to play a leading role in providing high quality content with strong editorial integrity - attributes that are attracting audiences and increasing our credibility with established online publishers in China like NetEase,” said Greg Swayne, Chairman and Chief Executive Officer of HSW International.  “We are ecstatic to achieve the milestone of 20 million page views for BoWenWang in June - only two years after its launch - and expect continued growth resulting from increased brand awareness and content distribution from our new relationship with NetEase.”

BoWenWang's name references the Chinese idiom Bo Wen Qiang Ji, which means someone with wide learning and encyclopedic knowledge.  For additional information about BoWenWang, visit www.bowenwang.com.cn.  For additional information about HSW International, visit www.hswinternational.com.

About HSW International

HSW International, Inc. (NASDAQ: HSWI) develops and operates Internet businesses focused on providing consumers with locally relevant, high quality information, and provides web platform services that support traditional web publishing combined with social media. The Company's leading brands BoWenWang (bowenwang.com.cn) and ComoTudoFunciona (hsw.com.br) provide readers in China and Brazil with thousands of articles about how the world around them works, serving as destinations for credible, easy-to-understand reference information. HSW International is the exclusive licensee in China and Brazil for the publication of translated content from HowStuffWorks.com, a subsidiary of Discovery Communications. HSW International is also a co-founder and developer of Sharecare, a highly searchable social Q&A healthcare platform organizing and answering the questions of health. The Company is headquartered in Atlanta.

About NetEase

NetEase.com, Inc. (NASDAQ: NTES) is a leading China-based Internet technology company that pioneered the development of applications, services and other technologies for the Internet in China .  NetEase’s online communities and personalized premium services have established a large and stable user base for the NetEase websites which are operated by its affiliates.  In particular, NetEase provides online game services to Internet users through the in-house development or licensing of massively multi-player online role-playing games, including Fantasy Westward Journey, Westward Journey Online II, Westward Journey Online III, Tianxia II and Datang, as well as the licensed game, Blizzard Entertainment’s World of Warcraft.

Other community services which the NetEase websites offer include instant messaging, online personal advertisements, matchmaking, alumni clubs and community forums. NetEase is also the largest provider of free email services in China .  Furthermore, the NetEase websites provide various channels of content. NetEase aggregates news content on world events, sports, science and technology, and financial markets, as well as entertainment content such as cartoons, games, astrology and jokes, from over one hundred international and domestic content providers.

Forward-Looking Statements

This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as “anticipate”, “expect”, “project”, “believe”, “plan”, “estimate”, “intend”, “will” and “may”. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of HSW International. Relevant risks and uncertainties include those referenced in HSW International's filings with the SEC, and include but are not limited to: our losses and potential need to raise capital; successfully developing and launching the Sharecare platform; reliance on third parties such as Sharecare and its other founders and contributors; restrictions on intellectual property under agreements with Sharecare and third parties; challenges inherent in developing an online business; reliance on key personnel; risks of business in foreign countries, notably China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the internet sector in foreign countries, especially China; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. HSW International assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Contact:
Kreab Gavin Anderson
Adam Davis
+1 (212) 515-1911
adavis@kreabgavinanderson.com

HSW International
Investor Relations
+1 (404) 926-0660
ir@hswint.com